Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 14th day of January, 2010, is entered into by EDAC Technologies Corporation, a Wisconsin corporation with its principal place of business in Farmington, Connecticut (the “Company”), and Dominick Pagano, residing at 10 Sasqua Trail, Weston, Connecticut 06883 (the “Executive”).
RECITALS
     The Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of February 12, 2007 (the “Employment Agreement”);
     The Company and the Executive each desire to amend and restate the Employment Agreement on the terms and conditions set forth below.
AGREEMENTS
     In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:
     1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the first day of the Company’s 2010 fiscal year (the “Commencement Date”) and ending on the last day of the Company’s 2012 fiscal year (such initial employment period, and as it may be extended pursuant to the next sentence, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. The term of the Executive’s Employment Period will automatically be extended for successive periods of 12 months (equal to the next fiscal year period) unless the Company elects to not extend the Agreement by providing notice to the Executive at least 90 days prior to the end of then current term of this Agreement.
     2. Title; Capacity. The Executive shall serve as the President and Chief Executive Officer of the Company or in such other reasonably comparable position as the Company or its Board of Directors (the “Board”) may determine from time to time. The Executive shall be based at the Company’s facilities in Farmington, Connecticut, or such place or places as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board. As the President and Chief Executive Officer, the Executive shall be responsible for the ongoing management and oversight of the business and affairs of the Company and perform those duties normally associated with the offices of President and Chief Executive Officer.
     The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. It is understood and acknowledged that the Executive will be employed on a full time basis, and he will devote his business time, effort, skill and attention to adequately perform his duties while employed by the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. Notwithstanding the foregoing, the parties recognize and agree that the Executive may engage in passive personal investments and charitable or public service activities and serve on boards of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties and obligations hereunder.
     3. Compensation and Benefits.
          3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary (the “Base Salary”) of $360,000 for calendar year 2010. Such salary shall be subject to annual review by the Board and/or the Compensation Committee of the Board (the “Compensation Committee”), and is subject to adjustment thereafter as determined by the Board and/or the Compensation Committee.
          3.2 Bonus; Fringe Benefits. The Executive shall be eligible to receive an annual bonus or bonuses (the “Annual Bonus”) based upon the Executive’s performance and computed in accordance with the Company’s Management Incentive Bonus Plan (or successor or replacement plan), including performance goals established by the Board or the Compensation Committee in consultation with the Executive. The target Annual Bonus for the Executive in any calendar year shall be at least 50% of the Executive’s Base Salary for that calendar year. The Executive shall also be entitled to participate in all other benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive’s position, tenure, salary, age, health and/or other qualifications, if any, make him eligible to participate. The Executive shall be eligible to participate in any short-term or long-term incentive programs as may be approved by the Board from time to time; provided, however, that the Executive agrees that the Board may modify or discontinue such short-term or long-term incentive programs at any time in the Board’s sole and absolute discretion. The Executive shall be entitled to five weeks paid vacation per calendar year, to be taken at such times during such calendar year as may be approved by the Board. Any vacation days that have not been used by the Executive by the end of the calendar year to which such days relate shall be forfeited by the Executive and the Executive shall not have the right to carry over to subsequent calendar years any unused vacation time.
          3.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.
          3.4 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

          3.5 Directors’ and Officers’ Insurance. The Executive will be covered as an insured under the Company’s policies of directors’ and officers’ liability insurance in such a manner as to provide the Executive with the same rights and benefits thereunder as are accorded to the Company’s other executive officers and directors.
     4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:
          4.1 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.1, “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to perform in any material respect his assigned duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness) and, if capable of being remedied, (A) has failed to take appropriate action to remedy such failure within 10 business days following written notice from the Company to the Executive notifying him of such failure, and (B) has failed to remedy such failure within 30 days following such written notice, or (ii) the Executive has engaged in fraud, gross negligence or gross misconduct, which in each case is materially and demonstrably injurious to the Company, or (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;
          4.2 At the election of the Executive, for Good Reason (as defined below), immediately upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.2, “Good Reason” for termination shall mean (i) a material reduction in the Executive’s authority or duties, or a reduction in the Executive’s compensation, in each such case without the prior written consent of the Executive, (ii) a material breach by the Company of the terms of this Agreement, which breach, if capable of being remedied, (A) the Company has not taken appropriate action to remedy within 10 business days following written notice from the Executive to the Company notifying it of such breach, and (B) is not remedied by the Company within 30 days following such written notice, (iii) the relocation of the Executive’s place of work more than 30 miles from the Company’s current facilities in Farmington, Connecticut, or (iv) a Change of Control (as defined below) of the Company.
     For purposes of this Section 4.2, “Change of Control” shall mean: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors; (ii) such time as the Continuing Directors (as defined below) do not constitute two-thirds of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, unless the owners of the capital stock of the Company before such transaction continue to own more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions immediately following such a transaction.
          4.3 Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;
     5. Effect of Termination.
          5.1 At-Will Employment. If an Employment Period terminates pursuant to this Agreement, and the Company decides to continue to employ the Executive following such termination, and the Executive decides to continue to be employed by the Company, then the Executive shall continue his employment on an at-will basis following the termination of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.
          5.2 Payment Upon Termination.
          (a) In the event the Executive’s employment is terminated pursuant to Section 4.1 or Section 4.3, the Company shall pay to the Executive the compensation, bonus and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.
          (b) In the event the Executive’s employment is terminated by the Company without Cause, or by the Company if it elects not to extend the then current term of the Agreement, or by the Executive pursuant to Section 4.2:
          (i) the Company shall pay to the Executive all accrued amounts owing to him but not yet paid as of the date of termination;

          (ii) the Company shall pay to the Executive an amount equal to the Severance Benefits (as defined below) for a period of time equal to the longer of (x) 24 months from the date of termination and (y) the period of time remaining in the then current Employment Period (assuming no such termination had occurred, prorated for any partial year) (such longer period, the “Severance Payment Period”);
          (iii) the Company shall continue to provide to the Executive for the Severance Payment Period the other benefits owed to him under Section 3.2 (including health and dental insurance) (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, the cash equivalent thereof);
          (iv) all then outstanding stock options held by the Executive that were granted to him but not yet vested shall become fully vested as of the date of termination.
          “Severance Benefits” shall mean an amount equal to (i) the Executive’s Base Salary for the year in which such termination occurs and (ii) the greater of (A) the Target Bonus in effect for the year in which such termination occurs and (B) the actual bonus earned by the Executive in the year immediately preceding such termination.
          The amounts payable by the Company pursuant to Section 5.2(b)(i) shall be paid upon termination. The amounts payable by the Company pursuant to Section 5.2(b)(ii) shall be paid, with respect to his Base Salary, in annualized monthly installments over the Severance Period and, with respect to his bonus amount, at the time when the Company customarily pays such amounts, for each year (or prorated year) during the Severance Payment Period.
          The payment to the Executive of all amounts payable under this Section: (i) shall be contingent upon the execution by the Executive of a release which shall release the Company of and from any and all claims and liabilities Executive has or may have against the Company arising out of any matter, cause or event relating to his employment (A) occurring prior to the Executive’s termination date, and (B) excluding any slander, libel or comparable claim which may be asserted by the Executive against the Company and (ii) shall, with respect to the matters covered in such release, constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 5.2(b).
          (c) Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of Executive’s employment that is subject to Section 409A of the Code shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”); provided, however, that any payment that is due to the Executive’s involuntary termination of employment or the Executive’s termination of employment due to Good Reason, as defined in Treasury Regulations Section 1.409A-1(n)(2)(ii), may be paid to the extent permitted under Treasury Regulations Section 1.409A-1(b)(9)(iii). On the first business day following the expiration of the Delay Period, the Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

          (d) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (i) is deemed to be in connection with a Change of Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change of Control or any corporation (“Affiliates”) affiliated (or which, as a result of the completion of the transactions causing a Change of Control will become affiliated) with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively with the payments and benefits pursuant to this Agreement if deemed to be paid pursuant to a Change of Control, “Total Payments”)) and (ii) is determined by the Company’s independent certified accounting firm (the “Tax Advisor”) that such amount exceeds 2.99 times the base amount (as such term is defined under Section 280G(b)(3) of the Code) and that an excise tax is payable by Executive under Section 4999 of the Code, then the amount of payments to the Executive shall be reduced so that the payments do not exceed the limits then set forth in Section 280G of the Code.
          5.3 Survival. The provisions of Sections 5.2(b), (c) and (d), 6 and 7 shall survive the termination of this Agreement.
     6. Non-Competition and Non-Solicitation.
          6.1 Restricted Activities. While the Executive is employed by the Company and, if the Executive is terminated for Cause pursuant to Section 4.1 for an additional period of one year after the termination of such employment, the Executive will not directly or indirectly:
          (a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business as conducted as of the termination date, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by the Company or any of its subsidiaries while the Executive was employed by the Company; or
          (b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the twelve-month period preceding the date of termination of the Executive’s employment with the Company.
          6.2 Interpretation. If any restriction set forth in Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          6.3 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 may cause the Company substantial and irrevocable damage which may be difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall be entitled to seek an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6.
          6.4 Acknowledgement. The parties agree that the Company’s supplier, customer, vendor and employee contacts and relations are established and maintained at great expense and, by virtue of the Executive’s employment with the Company, the Executive will have unique and extensive exposure to and personal contact with the Company’s suppliers, customers, vendors and employees and that he may be able to establish a unique relationship with those individuals and entities that may enable him, both during and after employment, to unfairly compete with the Company. Further, the parties agree that the terms and conditions of the restrictive covenants set forth in this Agreement are reasonable for the protection of the Company’s business, trade secrets and confidential information and to prevent damage or loss to the Company as a result of action taken by the Executive, and that the consideration provided for herein is sufficient to fully and adequately compensate the Executive for agreeing to such restrictions.
     7. Proprietary Information and Developments.
          7.1 Proprietary Information.
          (a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Therefore, the Executive agrees that during the Employment Period, and for a period ending on the earlier of (a) two years after the termination of his employment with the Company or (b) the date on which the Proprietary Information becomes publicly known through no fault of the Executive, the Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by the Chief Executive Officer or Chairman of the Company.
          (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.
          (c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.
          7.2 Developments.
          (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).
          (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company or, if not so related, which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.
          (c) The Executive agrees to reasonably cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.
          7.3 United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive in writing and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.
          7.4 Equitable Remedies. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 may cause the Company substantial and irrevocable damage which may be difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall be entitled to seek an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7.
     8. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement (other than an agreement with the Company) to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.
     9. Miscellaneous.
          9.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.
          9.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
          9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, that this Agreement shall not supersede any agreements relating to non-competition, non-solicitation, and/or proprietary information and development to the extent they are more favorable to the Company.
          9.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
          9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including, without limitation, any corporation with which, or into which, the Company may be merged, or by which the Company may be acquired, or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.
          9.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          9.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
          9.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          9.10 Release. The Executive and the Company are parties to a Mutual Release dated as of August 13, 2002. Such Mutual Release remains in all respects in full force and effect and is not, in any manner, superseded by this Agreement.
     THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

EDAC Technologies Corporation

By:	/s/ Daniel C. Tracy
	Name:	Daniel C. Tracy
Title: Chairman

Executive

/s/ Dominick Pagano
Dominick Pagano

Schedule A
     The Executive is a party to non-disclosure, non-competition and/or non-solicitation agreements with Dapco Industries, Inc. and/or Dapco Technologies, LLC.